Exhibit 10.26

BUY-SELL AGREEMENT

THIS BUY-SELL AGREEMENT (this “Agreement”) is dated as of October 31, 2009, by and between Daniel Roehrs (“Grantor”) and Optical Cable Corporation, a Virginia corporation (the “Corporation”).

WITNESSETH:

WHEREAS, the Corporation and Grantor have entered into that certain Stock Purchase Agreement dated as of October 31, 2009, by and among the Corporation, Grantor and G. Thomas Hazelton, Jr. (the “Stock Purchase Agreement”), pursuant to which upon Closing (as defined in the Stock Purchase Agreement) all of the capital stock of Applied Optical Systems, Inc., a Delaware corporation (“AOS”) will be transferred to the Corporation, including shares of the capital stock of AOS held by Grantor.

WHEREAS, a condition to the Corporation’s willingness to enter into the Stock Purchase Agreement is that Grantor enter into this Agreement.

WHEREAS Grantor is or may become the owner of shares of common stock of the Corporation.

WHEREAS the parties desire to make provision for a right of first refusal in favor of the Corporation with respect to the Shares (as hereinafter defined);

NOW, THEREFORE, in consideration of the premises and good and valuable mutual consideration, the receipt and sufficiency of all of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the definitions set forth below will apply.

(a) “Sale” means the sale, merger, transfer or other disposition or transaction involving all or substantially all of the stock or the assets of the Corporation.

(b) “Shares” shall refer to all shares of common stock of the Corporation of which Grantor is the legal and/or beneficial owner, shares hereafter acquired from any source, and any shares hereafter issued by way of stock dividend, stock split, or recapitalization.

(c) “Transfer” shall mean assign, transfer, bequeath, devolution by operation of law, pledge, charge, encumber or otherwise dispose of, including the granting of any voting right.

ARTICLE II

RESTRICTION ON TRANSFER

Grantor shall not Transfer all or part of the Shares (i) except pursuant to a Sale, and/or (ii) except as provided in Articles III and IV hereof.

ARTICLE III

RIGHT OF FIRST REFUSAL

Section 3.1. Right of First Refusal of Corporation. Grantor agrees that at such time(s) as Grantor shall choose to sell any Shares then held by Grantor, Grantor shall first offer such Shares that Grantor has chosen to sell (the “Offered Shares”) to the Corporation by giving notice of such intention to the Corporation specifying the number of Offered Shares (the “Offer Notice”). The Corporation or its assignee shall have ten (10) business days from the Corporation’s receipt of the Offer Notice to elect to purchase the Offered Shares from Grantor for cash at a per share price equal to the average of the high and low sales prices of a share of common stock of the Corporation, as reported by any reputable financial reporting service selected by the Corporation, as of the last day on which such common stock is traded preceding the date of the Offer Notice. The Corporation or its assignee shall exercise the option by written notice thereof delivered or mailed, as applicable, to Grantor. Exercise of the option shall constitute a binding obligation to buy and sell the Offered Shares as of the date of exercise.

Section 3.2. Sale to Third Party. If the Corporation does not exercise its right to purchase, then Grantor shall have the right to sell the Shares to any other person provided (i) such sale shall be only for cash at a price not less than the price offered to the Corporation, and (ii) transfer of title to another person shall occur within ninety days after Grantor shall have initially given notice to the Corporation in accordance with the foregoing.

Section 3.3. Failure to Consummate Sale to Third Party. Should the Corporation fail to exercise its right to purchase in accordance with Section 3.1, and should Grantor not have consummated a sale to another person within ninety days after having initially given notice, then the Shares shall again be subject to this Agreement (including the foregoing rights of refusal).

ARTICLE IV

PUBLIC COMPANY STANDSTILL

Grantor agrees that unless such shall have been specifically requested in writing by the Board of Directors of Corporation or a committee thereof, neither Grantor nor any of Grantor’s representatives will in any manner, directly or indirectly, (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any securities (or beneficial ownership thereof) of Corporation or any of its subsidiaries, (B) any tender or exchange offer or merger or other business combination involving Corporation or its subsidiaries, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Corporation or any of its subsidiaries or (D) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Corporation, (ii) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended), (iii) otherwise act, alone or in concert with others, to seek to control or influence the Board of Directors of Corporation, (iv) take any action which might force Corporation to make a public announcement regarding any of the types of matters set forth in (i), (ii) or (iii) above, or (v) enter into any discussions or arrangements with or advise, assist or encourage, any third party with respect to any of the foregoing, or disclose any intention, plan or arrangement inconsistent with the foregoing. Grantor also agrees during any such period not to request Corporation (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). If at any time Grantor is approached by any third party concerning Grantor’s or such third party’s participation in any of the activities described in (i), (ii) or (iii) above, Grantor will promptly inform Corporation of the nature of such contact and the parties thereto. Notwithstanding this Article IV, clause (i)(A) above, Grantor is permitted to purchase or hold in aggregate less than 3% of outstanding capital shares of Corporation directly or indirectly, for individual investment purposes, provided that Grantor complies with all other sections of this Article IV.

ARTICLE V

ARBITRATION

If the parties are unable to agree on whether the Corporation has the right to purchase, then either party shall thereafter have the right to demand that such issue be determined by arbitration by written notice to the other. If the parties interested cannot mutually agree on a method of arbitration within thirty (30) days after such demand, then either party may submit the matter to arbitration as follows: Either party shall notify the other in writing of the identity of his, her or its arbitrator, and within twenty (20) days thereafter the other shall notify in writing the party initiating arbitration of the identity of his, her or its arbitrator. The two arbitrators shall promptly select a third arbitrator who shall serve as chairman of the arbitration. In the event the two arbitrators shall for any reason fail to select a third arbitrator willing to serve within thirty (30) days of the notification of the appointment of the first arbitrator, either party shall be entitled to ask the Circuit Court of the City of Roanoke, Virginia to appoint and designate such third arbitrator. The arbitration shall take place in Atlanta, Georgia. The arbitrators may employ the services of such accountants and agents as they may deem desirable. The parties may present to the arbitrators such evidence as either may deem appropriate. The expenses of arbitration shall be borne equally by the parties, except each party shall bear the expenses of his, her or its arbitrator, attorney and witness. Except as otherwise provided herein, the provisions of the Virginia Uniform Arbitration Act shall be applicable to the arbitration. Judgment upon the award rendered by the arbitrators may be entered in a court having competent jurisdiction.

ARTICLE VI

LEGEND

All stock certificates now or hereafter evidencing ownership of the Shares subject to this Agreement shall have placed thereon the following legend: “THIS STOCK IS SUBJECT TO A BUY-SELL AGREEMENT WITH THE CORPORATION.”

ARTICLE VII

SPECIFIC PERFORMANCE

The parties declare that it is impossible to measure in money the damages which will accrue to one party by reason of a failure by another party to perform any of the obligations hereunder or by breach hereof. Therefore, the contract shall be specifically enforceable. If any party shall institute any action or proceeding to enforce the provisions hereof, the party against whom such action or proceeding is brought hereby waives the claim or defense therein that the party instituting the action or proceeding has an adequate remedy at law, and such party shall not allege in any such action or proceeding the claim or defense that such a remedy at law exists.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1. Notices. All notices given hereunder shall be in writing and shall be sent by registered or certified mail or delivered by hand. All notices shall be deemed to be given on the date posted, if by registered mail, the dated received if by certified mail or, if delivered personally, on the date delivered.

Section 8.2. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their personal representatives, heirs, successors and assigns.

Section 8.3. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the Commonwealth of Virginia without giving effect to the principals of conflicts of law.

Section 8.4. Amendment. This Agreement may only be amended with the consent of all parties hereto.

[Execution Page Following]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

OPTICAL CABLE CORPORATION, a Virginia corporation

By:	/S/ NEIL D. WILKIN, JR.
Name: Neil D. Wilkin, Jr.
Title: President & CEO

GRANTOR

/S/ DANIEL ROEHRS
Name: Daniel Roehrs